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                                                                  Exhibit 23.5

                       Consent of Independent Accountants

The Board of Directors
VerticalNet, Inc.

We consent to the inclusion of our report dated February 13, 2001, except as to the last two paragraphs of Note 21, which are as of March 16, 2001, with respect to the consolidated balance sheets of VerticalNet, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows, shareholders' equity (deficit) and other comprehensive loss for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Internet Capital Group, Inc. We also consent to the incorporation by reference of such report in the registration statement (No. 333-34736) on Form S-8 of Internet Capital Group, Inc.


                                                           /s/ KPMG LLP

Philadelphia, Pennsylvania

March 29, 2001